                                                                    Exhibit 10.1

                               ACTERNA CORPORATION
                             KEY EMPLOYEE RETENTION
                               AND SEVERANCE PLAN

I.      PURPOSE

        This Key Employee Retention and Severance Plan (the "Plan") is intended to allow Acterna Corporation, its subsidiaries and affiliated companies which have filed voluntary petitions for relief under chapter 11 of title 11 of the United States Bankruptcy Code on or since May 6, 2003 (collectively, the "Company") to retain key and critical employees who will be involved in the reorganization of the Company following the commencement of its bankruptcy cases, and who will contribute to maximizing the value of the Company. This Plan will provide a financial incentive by offering retention and/or severance payments to such employees who continue their employment with the Company during the reorganization, subject to the terms and conditions of this Plan.

II.     ELIGIBILITY

        Employees of the Company designated by the Plan committee (the "Committee"), which committee shall include the Company's Chief Executive Officer, Vice President of Human Resources, General Counsel and such other individuals as may be designated by the Compensation Committee of the Company's Board of Directors, will be eligible to participate in the Plan. Such employees shall be notified in writing of such participation, specifying whether such employee will participate in the Retention Payment and/or Severance Payment portions of the Plan (as each of those terms is defined below), subject to the terms of this Plan (each Plan participant shall be referred to herein generally as a "Participant" and specifically as a "Retention Participant" or "Severance Participant" depending upon which provisions of the Plan are applicable to him or her). The initial Participants are identified in the list attached to the signed original of this Plan. Each employee's participation in the Plan shall be subject to, and conditioned upon, their execution of an agreement evidencing his or her participation in the Plan (the "Participation Agreement"). The Committee may, in its sole discretion, select new or additional individuals to participate in the Plan, provided that benefits provided to any new or additional participants shall not increase the aggregate amount of benefits authorized under the Motion or set forth under the Plan (and, subject in all cases, to any limitations contained in the Motion, any order of the Bankruptcy Court approving the Motion, and all subsequent orders of the Bankruptcy Court, if any, applicable to the Plan).

III.    ADMINISTRATION

        A. Powers of the Committee. The Plan shall be administered by the Committee or its designee, which shall have the power to do all things necessary or convenient to effect the intent and purposes of the Plan, including: the sole discretion to construe and interpret the Plan; provide rules for the management, operation and administration of the Plan; reasonably construe the Plan in good faith to the fullest extent permitted by law, which shall be final and conclusive upon all persons; correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect; make determinations as to a Participant's eligibility for benefits under the Plan, including determinations as to "Cause" (as defined herein); and set conditions for receipt of any payment, approve the amount of payments made under the Plan, and determine who shall receive any payment under the Plan.

        For purposes of this Plan, "Cause" shall mean the Participant's willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Participant by the Company, which demand specifically identifies the manner in which the Company believes Participant has not substantially performed his duties; the Participant's conviction of, or plea of nolo contendere to, a felony; the Participant's habitual abuse of drugs or alcohol as determined in the discretion of the Committee; or the Participant's fraud, material dishonesty or gross misconduct in connection with the business of the Company.

        All decisions and determinations of the Committee on all matters relating to the Plan shall be conclusive. Members of the Committee shall not be liable for any action taken or decision made relating to the Plan or any award hereunder. Only the Committee shall determine who shall receive an award under the Plan and make decisions concerning the timing and amount of any payment under the Plan.

        B. Committee Oversight. The actions of the Committee in connection with this Plan shall be subject to review and approval by the Compensation Committee of the Board of Directors.

IV.     PLAN PAYMENTS

        A. Retention Payment. The amounts payable under the Retention Payment portion of this Plan shall not exceed, in the aggregate, two million seven hundred thousand dollars ($2,700,000), subject to the terms and conditions of this Plan.. For purposes of this Plan, "Retention Payment" refers to any payment to a Retention Participant in respect of retention benefits pursuant to, and in accordance with, Section VI.

        B. Severance Payments. The amounts payable under the Severance Payment portion of this Plan shall not be subject to a maximum aggregate cap, but shall be limited to the amounts determined pursuant to Section VII hereof.

V.      TERMINATION OF PARTICIPATION

        An employee's participation in the Plan shall automatically terminate, and all eligibility for further payments under any section of this Plan shall cease, without notice to or consent of such employee, upon the first to occur of the following with respect to such employee: (A) termination of employment by the Company for Cause, or (B) voluntary termination of employment by the employee for any reason, except as otherwise provided in Section VIII(A)-(B).

VI.     RETENTION PAYMENTS

        A. Fixed Retention Payments. Each Retention Participant's Retention Payment shall be in the amount set forth in the Motion, and as set forth in the Participant's Participation Agreement.

        B. Discretionary Retention Pool. In addition to the foregoing, certain employees of the Company will be eligible to receive a discretionary retention bonus. Discretionary retention bonuses hereunder are limited to a maximum of thirty thousand dollars ($30,000) per individual employee, or five hundred thousand dollars ($500,000) in the aggregate. Eligibility for awards from the discretionary retention bonus pool will be based upon recommendations from management, with the approval of the Chief Executive Officer and the Chief Restructuring Officer. Upon selection, each such employee shall be a Retention Participant, shall be notified of the amount of the award, and all such awards shall be subject to the terms and conditions of this Plan, and such other terms and conditions as the Committee may determine in its sole and absolute discretion.

        C. Determination and Distribution of Retention Payments. Each Retention Participant's Retention Payment shall be determined and distributed, as follows:

                1.      Distributions.

                        a. Pre-Petition Retention Payments. It is acknowledged and agreed that certain Retention Participants received a retention payment on or about April 15, 2003, which payment, other than the Chief Financial Officer of the Company, shall be fully vested and earned on October 1, 2003 for all such Participants. Provided that the Chief Financial Officer of the Company shall not have voluntarily terminated his employment, or shall not have been involuntarily terminated from his employment for Cause prior to such date, the April 15, 2003 payment received by the Chief Financial Officer of the Company shall be fully vested and earned on the earlier of: (x) July 31, 2003, or (y) completion of the disposition of substantially all of the assets of da Vinci Systems, Inc.

                        b. Future Retention Payments. Subject to the terms of this Plan, a Retention Participant's fixed Retention Payment (the "Deferred Payment") shall be distributed on the earlier of: (i) thirty (30) days following the Company's emergence from chapter 11; or (ii) May 6, 2004 (the "Deferred Payment Date"). A Retention Participant shall be entitled to receive his or her Retention Payment on the Deferred Payment Date in the event of the Retention Participant's death or Disability on or before that date. For the purposes of this Plan, "Disability" shall mean: (A) a determination by a licensed healthcare professional selected by the Committee that a Participant is unable to perform the essential functions of his or her job, with or without a reasonable accommodation, or (B) a determination by the administrator of the Company's long-term disability plan that a Participant qualifies for benefits under such plan. In the event of a Retention Participant's death, payments shall be made to his or her designated beneficiary or estate pursuant to the laws of descent and distribution. Notwithstanding the foregoing, the Deferred Payment and Deferred Payment Date applicable to the Chief Executive Officer of the Company shall be payable upon the earlier of ninety (90) days following: (x) the Company's emergence from chapter 11, or (y) May 6, 2004.

                        c. Discretionary Retention Payments. Retention Participant's who are eligible to receive a discretionary retention payment pursuant to Section VI(B) above, shall receive such payment in the form and manner determined by the Committee in its sole and absolute discretion, as set forth in his or her Participation Agreement.

                2. Forfeitures. Notwithstanding the above, in the event that a Retention Participant's employment with the Company is terminated voluntarily by the Retention Participant or by the Company for Cause prior to the actual payment on the Deferred Payment Date, such Retention Participant will not be paid the Deferred Payment and shall forfeit the Deferred Payment. If a Retention Participant's employment is terminated by the Company without Cause at any time prior to the Deferred Payment Date, the Company shall pay to such Participant, on the Deferred Payment Date, an amount equal to the pro rata amount of the unpaid portion of his or her Deferred Payment that would have been paid to the Participant if he or she had remained employed by the Company through the Deferred Payment Date, based upon the number of days such Participant was employed by the Company from April 15, 2003 through the Deferred Payment Date.

        D. Repayment Obligation. Subject to the terms of Section VIII, in the event that a Participant who is eligible to receive fixed Retention Payments under the Plan shall voluntarily terminate his or her employment prior to October 1, 2003, the Participant will be required to repay 100% of any pre-petition Retention Payment received on or about April 15, 2003. Any such repayment must be made within thirty (30) days following written demand by the Company. By accepting a fixed Retention Payment, the Participant authorizes the Company to deduct from any other amounts owed to the Participant by the Company, such amounts as may be necessary to satisfy the obligation of repayment and any required withholdings. A Retention Participant shall have no obligation to repay any previously received Retention Payment if (i) such Participant is terminated by the Company without Cause, or (ii) the Retention Participant shall remain employed by the Company through October 1, 2003. Once earned, the Deferred Payment shall not be subject to forfeiture or repayment of any portion thereof.

VII.    SEVERANCE PAYMENTS

        Each Participant who is employed with the Company in the United States and whose employment with the Company is terminated by the Company without Cause, on or after the Effective Date, shall be entitled to severance benefits under the Plan (the "Severance Payments") as determined below. Notwithstanding, no employee whose employer (including the Company) has adopted a separate plan providing for severance benefits, or whose employment is governed by a separate written agreement providing for severance benefits, shall participate in this portion of the Plan; provided that this sentence shall not apply to (a) any employee whose separate plan or agreement providing for severance benefits, as the case may be, shall not have been expressly accepted and assumed by the Company and approved by the Bankruptcy Court or (b) any employee who shall have waived (in a writing reasonably acceptable to the Company) all rights to severance benefits under any such separate plan or agreement.

        A. Amount of Severance Payments. Except with respect to the Chief Executive Officer of the Company, the amount of a Participant's Severance Payments shall be the lesser of: (i) the amount to which the Participant otherwise would have been entitled under his or her existing employment agreement, or (ii) nine (9) months of Base Salary. The amount of Severance Payments for the Chief Executive Officer of the Company shall be fifteen (15) months of Base Salary. For purposes of this Plan, "Base Salary" means an employee's base compensation at his or her regular hourly, monthly or other rate in effect at the time he or she becomes a Participant in the Plan. In the case of a Participant who has an employment agreement with the Company that provides for the payment of severance benefits, the amount set forth in subparagraph (i) of this paragraph VII(A) shall be determined in accordance with such agreement, regardless of whether the Company has assumed such agreement, unless and until such agreement is rejected by the Company.

        B. Forfeitures. In the event that a Severance Participant fails to execute the General Release (defined below in Section IX) within the time limit provided for therein, his or her Severance Payments shall be forfeited.

        C. Timing of Severance Payments. Severance Payments shall be paid in installments in accordance with the Company's policies for paying such benefits, as in effect at the time such payments are made.

        D. Mitigation. Severance Payments for Participants under this Plan shall be subject to mitigation and shall be reduced and offset by any amount earned by a Participant through subsequent employment during the period in which Severance Payments are payable, or any payments under any applicable Federal, state or local law required to be made by the Company to a Participant (including payments pursuant to the Workers Adjustment and Retraining Notification Act (the "WARN Act")). Provided, however, there shall be no reduction in any Severance Payment on account of the Company's payment to a Participant of any compensation or vacation pay earned on or prior to his or her termination of employment. Severance payments to employees of the Company who are not Participants under this Plan are not subject to mitigation.

VIII.   CHANGE OF CONTROL OR LIQUIDATION

        A. To the extent that a Participant is otherwise entitled to Retention or Severance Payments, such payment obligations by the Company shall be triggered if there is a Change of Control (as defined below) and such Participant is not offered comparable employment for a period of no less than three (3) months at the same Base Salary and with severance benefits that are comparable to those offered to the Participant in this Plan, which Base Salary and severance benefits must remain in effect for three (3) months following a Change of Control, and such Participant must not be involuntarily terminated from his or her employment, other than for Cause, within three (3) months following the Change of Control. Notwithstanding the terms of Section VI, upon any Change of Control, any unpaid fixed Retention Payments shall become due and payable to each Participant, without being subject to any repayment obligation under Section VI, on the closing of the transaction effecting the Change of Control if such Participant remains employed by the Company on the date of such closing.

        B. For purposes of this Plan, a "Change of Control" is deemed to have occurred if (1) any "Person" or "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the "beneficial owner" (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the

Company representing more than fifty percent (50%) of the combined voting power of Company's then outstanding securities (on a fully diluted basis); or (2) the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior to the merger or consolidation holding, directly or indirectly, immediately thereafter, securities representing at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (3) the stockholders of the Company approve a plan of complete liquidation of the Company or such a plan is commenced; or (4) the sale and disposition of all or substantially all of the Company or of all or substantially all of the assets of the Company; or (5) a chapter 11 plan of reorganization is confirmed and becomes effective in the Company's chapter 11 cases. The Committee shall have the full and complete authority to make all determinations with regard to whether a Change of Control has occurred consistent with this definition. The Committee shall provide prompt written notice to all Participants if a Change of Control has occurred.

        C. In the event the stockholders of the Company approve a plan of complete liquidation of the Company or such a plan is commenced, each Participant shall be treated as if his or her employment is being terminated by the Company without Cause as of the effectiveness of the Bankruptcy Court's approval of the plan and shall receive his or her Severance Payment and any due but unpaid Retention Payments as soon as practicable following the date of the commencement of a plan of complete liquidation.

IX.     CONDITIONS TO RECEIPT OF FINAL PAYMENTS

        Each Participant's final payment under the Plan, regardless of whether based on Retention Payments or Severance Payments, shall be his or her final payment ("Final Payment"). No Final Payment will be made pursuant to this Plan unless and until the Participant has executed a general release in a form determined by the Company ("General Release"), which shall be in substantially the form annexed hereto on Schedule A, and the same becomes effective pursuant to its terms. A Participant's participation in this Plan automatically terminates, without notice to or consent of such Participant, upon the first to occur of: (A) termination of employment for Cause; or (B) voluntary termination of employment by the Participant for any reason, other than as contemplated in the context of a Change of Control as set out in Section VIII.

X.      UNFUNDED NATURE OF PLAN

        This Plan shall constitute an unfunded mechanism for the Company to pay Retention Payments and Severance Payments to Participants from its general assets. No fund or trust is created with respect to the Plan, and no Participants shall have any security or other interest in the assets of the Company.

XI.     COMPENSATION FOR BENEFIT PLAN PURPOSES

        Benefits paid under this Plan shall not be used to determine benefit amounts under the Company's other benefit programs.

XII.    PROHIBITION AGAINST ASSIGNMENT OR ENCUMBRANCE

        No right, title, interest, or benefit hereunder shall ever be liable for or charged with any of the torts or obligations of a Participant, or be subject to seizure by any creditor or a Participant or any person claiming rights under a Participant. No Participant or any person claiming rights under a Participant shall have the power to sell, transfer, pledge, anticipate, or dispose of any right, title, interest, or benefit hereunder in any manner until the same shall have been actually distributed free and clear pursuant to the terms of the Plan.

XIII.   PLAN NOT AN EMPLOYMENT CONTRACT

        The Plan does not constitute an employment contract nor does it give any Participant the right to continued employment. All Participants remain subject to change of salary, transfer, change of job, discipline, layoff, discharge or any other change of employment status. Nothing herein shall be deemed to effect an assumption by the Company of any obligation of the Company under any existing employment agreement.

XIV.    SEVERABILITY

        In the event any provision of the Plan shall be held invalid or illegal for any reason, any such illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions or illegality or invalidity by amendment as provided in the Plan.

XV.     FORM OF PAYMENT; WITHHOLDING OF TAXES

        Payments of Retention Payments and/or Severance Payments shall be made in accordance with Sections VI and VII, respectively. The Company shall have the right to deduct from any payments made under the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

XVI.    APPLICABLE LAW/VENUE

        The Plan shall be governed and construed in accordance with the laws of the State of New York, notwithstanding any conflict of law principles. Venue for all claims and actions related to or arising under this Plan shall be exclusively in the Bankruptcy Court.

XVII.   ERISA PROVISIONS

        A. The portion of the Plan providing Severance Payments shall be subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The portion of the Plan providing Retention Payments is not intended to be subject to ERISA.

        B. Funding. The benefits provided herein shall be funded by the Company's general assets.

        C. Fiscal Year. The "Fiscal Year" of this Plan shall be the same fiscal year adopted by the Company for accounting purposes.

        D. Plan. "Plan" shall mean this Key Employee Retention and Severance
Plan.

        E. Cost of Plan. The entire cost of this Plan shall be borne by the Company and no contributions shall be required of the eligible employees.

        F. Named Fiduciary. The Company is the sponsor and the named fiduciary of the Plan.

        G. Claims Procedure. Claims for Severance Payments under the Plan shall be made in writing to the Committee.

                1. If such claim for benefits is wholly or partially denied, the Company shall, within a reasonable period of time, but no later than ninety (90) days after receipt of the claim, notify the claimant of the denial of the claim. Such notice of denial (a) shall be in writing, (b) shall be written in a manner calculated to be understood by the claimant, and (c) shall contain (i) the specific reason or reasons for denial of the claim, (ii) a specific reference to the pertinent Plan provisions upon which the denial is based, (iii) a description of any additional material or information necessary for the claimant to perfect the claim, along with an explanation why such material or information is necessary, and (d) an explanation of the Plan's claim review procedure.

                2. Within one hundred twenty (120) days of the receipt by the claimant of the written notice of denial of the claim, or such later time as shall be deemed reasonable taking into account the nature of the benefit subject to the claim and any other attendant circumstances, or if the claim has not been granted within a reasonable period of time, the claimant may file a written request with the Company that it conduct a full and fair review of the denial of the claimant's claim for benefits, including conducting a hearing, if deemed necessary by the Company. In connection with the claimant's appeal of the denial of his or her benefit, the claimant may review pertinent documents and may submit issues and comments in writing..

                3. The Company shall deliver to the claimant a written decision on the claim promptly, but not later than sixty (60) days, after the receipt of the claimant's request for review, except that if there are special circumstances (such as the need to hold a hearing, if necessary) which require an extension of time for processing, the aforesaid sixty (60) day period shall be extended to one hundred twenty (120) days. Such decision shall (a) be written in a manner calculated to be understood by the claimant, (b) include specific reasons for the decision, and (c) contain specific references to the pertinent Plan provisions upon which the decision is based.

XVIII.  EFFECTIVE DATE OF PLAN

        The Plan shall become effective retroactively as of July 22, 2003 (the "Effective Date"), subject to the approval of the Bankruptcy Court.

XIX.    AMENDMENT AND TERMINATION OF THE PLAN

        This Plan may be amended, modified or terminated at any time, and from time to time, and without prior notice to or consent of the Participants, by a written instrument executed by a duly authorized officer of the Company; provided that any such amendment, modification or termination has been approved by the Committee and does not materially adversely affect any Participant unless such affected Participant provides prior written consent to such amendment, modification or termination. The Committee shall provide prompt written notice to all Participants of any such amendment, modification or termination, which notice shall include a copy of any documentation effecting such amendment, modification or termination. No further payments shall be made upon termination of the Plan.


ACTERNA CORPORATION


By:
   -----------------------------
Title:

Schedule A

             DO NOT SIGN BELOW UNLESS AND UNTIL ACTERNA CORPORATION
                      HAS ADVISED YOU OF YOUR FINAL PAYMENT

As a condition to your Final Payment, as defined under the Acterna Corporation Key Employee Retention and Severance Plan, you are required to sign the General Release below. At such time as you are advised that you will be paid a Final Payment (as defined under the Plan) and the amount of that payment, you will be required to return an executed copy of the General Release.

                                 GENERAL RELEASE

1. In consideration of the Final Payment to be paid pursuant to the Acterna Corporation Key Employee Retention and Severance Plan (the "Plan") of which I am a participant, I do, as of the Release Date (as defined below), release and forever discharge Acterna Corporation and its subsidiaries and affiliated companies (the "Company") (including all of its offices, branches, parents, subsidiaries and affiliates) and its present and former directors, officers, agents, attorneys, representatives, employees, successors, investors, shareholders, and assigns, from any and all actions, causes of action, covenants, contracts, claims and demands whatsoever, which I ever had, now have or which my respective heirs, family members, executors, agents and assigns, or any of them hereafter can, shall or may have by reason of my employment, or the termination of my employment, with the Company, in each case that occurred or arose on or prior to the Release Date (as defined below).

2. Claims Released. By signing this General Release, I am providing a complete waiver of all rights and claims that may have arisen, whether known or unknown, up until the date this General Release is signed (the "Release Date"), except as expressly excluded in Paragraph 3 or as specifically provided otherwise by law. This includes, but is not limited to, the following:

        (a) Any and all claims under the law of any jurisdiction relating to employment or the termination of employment, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; breach of contract, both express and implied; any plans or policies providing for severance payments upon the termination of employment except as contained in the Plan, and any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

        (b) Any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, and any other applicable state and local fair employment laws.

3. Claims Not Released. This General Release shall be and remain in effect in all respects as a complete General Release as to the matters released. This General Release does not extend to any of the following:

        (a)     any obligations incurred by the Company under the Plan;

        (b) any rights or claims for benefits I may have under any "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). (Notwithstanding the foregoing, I understand that I will not be permitted to bring any claim for severance payments under any plan or policy maintained by the Company other than the Plan);

        (c) any claim for benefits under state workers' compensation laws and state unemployment insurance laws;

        (d)     any incurred but unreimbursed business expenses;

        (e) my right to any compensation (including wages, salary, commissions, bonus and paid time off) earned during the course of my employment with the Company on or after May 6, 2003; and

        (f) my rights under any Directors and Officers insurance policies, the certificate of incorporation or bylaws of the Company or any agreement of indemnification as a director or officer.

4. I represent that I have no lawsuits, claims, or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein arising out of the rights I am releasing in Paragraph 2, above. I also represent that I do not intend to bring any claims on my own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein, except as permitted by Paragraph 3, above.

5. By signing this General Release, I agree that I will not file any lawsuit or claim related to the claims and rights reserved in Paragraph 3(a), (b) and (d), above, other than in the United States Bankruptcy Court for the Southern District of New York in connection with the Company's bankruptcy proceedings.

This General Release automatically expires unless executed and returned within 14 days of receipt of written notice from the Company that you will be paid a Severance Payment and the amount of such payment, except as provided in Paragraph 6 below.

6. This Paragraph 6 only applies to employees who are at least 40 years old.

        Acknowledgement of Waiver of Claims Under ADEA. The provisions of this Paragraph 6 only apply if I am at least 40 years old, as of the date I execute this General Release.

        If I am 40 years of age or older as of the date I execute this General Release, I acknowledge that by signing this General Release I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended by the Older Workers Benefits Protection Act, and that I have done so knowingly and voluntarily. This General Release does not apply to any rights or claims that may arise under ADEA after the

Release Date. I acknowledge that I am required to execute this General Release as a condition of receiving this Final Payment.

        I further acknowledge that I have been advised by this writing:

        (a)     To consult with an attorney prior to executing this General
                Release;

        (b) I have up to forty-five (45) days after receipt of written notice from the Company that I will be paid the Severance Payment and the amount of such payment, within which to consider this General Release; however, at the close of the forty-five
                (45) day period, this General Release automatically expires unless executed and returned;

        (c) I have seven (7) days following my execution of this General Release to revoke my acceptance of the General Release; and

        (d) This General Release shall not be effective until the revocation period has expired, and I acknowledge that I shall not receive the Final Payment under the Plan until after expiration of the seven (7) day revocation period.

I acknowledge, agree to and accept all the terms of this General Release.

-------------------------------   -----------------------------   --------------
 Employee's Name (Print)           Employee's Signature            Date

                                     ANNEX A

                 RETENTION PAYMENTS OF NAMED EXECUTIVE OFFICERS

                                             KERP
                                        RETENTION          MONTHS OF
NAME            TITLE                      AMOUNT     KERP SEVERANCE
-------------   ------------------    -----------     --------------
Goshorn, Rick   Corporate VP,         $   150,000                  9
                General Counsel
Peeler, John    President and CEO     $   500,000                 15
Turner, Tom     CEO - Itronix         $   200,000                  9